UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2020

MCDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Republic of Panama	001-08430	72-0593134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

757 N. Eldridge Parkway Houston, Texas	77079
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code (281) 870-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b):

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	MDR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Restructuring Support Agreement

On January 21, 2020, McDermott International, Inc. (the “Company”) and certain of its subsidiaries (the “Filing Subsidiaries,” and together with the Company, the “Debtors”) entered into that certain Restructuring Support Agreement (together with all exhibits and schedules thereto, the “RSA”), by and among: (i) the Debtors; (ii) certain lenders (the “Consenting Barclays Lenders”) under the Debtors’ Letter of Credit Agreement, dated October 30, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Barclays Sidecar”), by and among the Company, McDermott Technology (Americas), Inc. (“MTA”), McDermott Technology (US), Inc. (“MTUS”) and McDermott Technology, B.V. (“MTBV”), the guarantors party thereto and Barclays Bank PLC (“Barclays”); (iii) certain lenders (the “Consenting 2023 LC Lenders”) under the Debtors’ letter of credit facility (the “2023 LC Facility”) under the Credit Agreement, dated May 10, 2018 (the “Credit Agreement”), by and among MTA, MTUS and MTBV, the Company, the guarantors party thereto, a syndicate of lenders and letter of credit issuers, Barclays and Crédit Agricole Corporate and Investment Bank (“CACIB”); (iv) certain lenders (the “Consenting Revolving Lenders”) under the revolving credit facility (the “Revolving Credit Facility”) under the Credit Agreement; (v) certain lenders (the “Consenting Term Lenders”) under the term loan facility (the “Term Loan Facility”) under the Credit Agreement; (vi) certain letter of credit issuers (the “Consenting Superpriority LC Lenders”) under the letter of credit facility under the Debtors’ Superpriority Senior Secured Credit Agreement, dated October 21, 2019 (the “Superpriority Credit Agreement”), with MTA, MTUS and MTBV, a syndicate of lenders and letter of credit issuers, Barclays and CACIB; (vii) certain lenders (the “Consenting Superpriority Term Lenders”) under the term loan facility under the Superpriority Credit Agreement; and (viii) certain holders (the “Consenting Noteholders” and, together with the Consenting Barclays Lenders, the Consenting 2023 LC Lenders, the Consenting Revolving Lenders, the Consenting Term Lenders, the Consenting Superpriority LC Lenders, the Consenting Superpriority Term Lenders and the Consenting Noteholders, the “Restructuring Support Parties”) of the Company’s 10.625% senior notes due 2024 (the “Senior Notes”) issued pursuant to that certain Indenture, dated April 18, 2018, by and among MTA, MTUS, the Company, the other guarantors party thereto, and UMB Bank, N.A. (as successor to Wells Fargo Bank, National Association), as trustee.

The RSA contains certain covenants on the part of the Debtors and the Restructuring Support Parties, including that the Restructuring Support Parties (i) vote in favor of the Joint Prepackaged Chapter 11 Plan of Reorganization of the Debtors (as proposed, the “Prepackaged Plan”) under chapter 11 of the United States Bankruptcy Code (“Chapter 11”) contemplated by the RSA, (ii) act in good faith and use reasonable best efforts to support and complete successfully the related solicitation of votes to obtain sufficient acceptances of the Prepackaged Plan (the “Solicitation”), and (iii) otherwise support and take all actions that are necessary and appropriate to facilitate approval of the disclosure statement related to the Solicitation (the “Disclosure Statement”), confirmation of the Prepackaged Plan and consummation of the Debtors’ restructuring in accordance with the RSA. The RSA further provides that the Restructuring Support Parties shall have the right, but not the obligation, to terminate the RSA upon the occurrence of certain events, including the failure of the Debtors to achieve certain milestones.

In addition to a $2.81 billion debtor-in-possession financing facility (the material terms of which are described in the DIP Term Sheet attached as Exhibit 2 to the Restructuring Term Sheet attached to the RSA), the RSA contemplates that, on the effective date of the Prepackaged Plan (the “Effective Date”), the Debtors will enter into new exit credit facilities (“Exit Facilities”), consisting of (i) a super senior exit facility comprised of a letter of credit facility in an amount of $743 million (the “Super Senior Exit

Facility”), (ii) a super senior term loan facility in an amount of any portion of the Make Whole Amount (as defined in the RSA) outstanding and not repaid at emergence (the “Make Whole Exit Facility”); (iii) a senior secured letter of credit exit facility in an amount up to $1.326 billion for new letters of credit (the “Senior LC Exit Facility”), (iv) a senior secured letter of credit exit facility reflecting existing letters of credit (the “Roll-Off LC Exit Facility” and, together with the Super Senior Exit Facility and the Senior LC Exit Facility, the “LC Exit Facilities”), (v) a senior secured term loan facility in an amount of $500 million of take-back debt (the “Term Loan Exit Facility”), and (vi) a cash secured letter of credit exit facility in an amount up to $371 million (the “Cash Secured LC Facility”). The aggregate amount of commitments under the LC Exit Facilities and the Cash Secured LC Exit Facility will be approximately $2.4 billion.

Additionally, in connection with the Sellers’ (as defined below) entry into the Purchase Agreement (as defined below) with a “stalking horse” bidder, it is anticipated that the Sellers will sell the Company’s Lummus Technology division (the “Technology Business”), subject to the approval of the Court (as defined below), and subject to an auction to solicit superior bids for the Technology Business to be conducted approximately 45 days after the commencement of the Chapter 11 cases, or on such date as otherwise ordered by the Court.

Proposed Joint Prepackaged Chapter 11 Plan of Reorganization

Pursuant to the RSA, the Company commenced the Solicitation on January 21, 2020. In connection with the commencement of the Solicitation, copies of the Disclosure Statement and the Prepackaged Plan were distributed to certain institutional investor and lender creditors of the Company entitled to vote on the Prepackaged Plan. The Prepackaged Plan, which remains subject to the approval of the United States Bankruptcy Court for the Southern District of Texas (the “Court”), provides that, among other things, on the Effective Date:

•	holders of claims arising under the DIP New-Money Term Loans (as defined in the RSA) shall be paid in full, in cash on the Effective Date funded from the Technology Business Sale Proceeds (as defined in the RSA) or, to the extent not paid in full from the Technology Business Sale Proceeds, (a) claims arising under the DIP New Money Term Loans other than the Make Whole Amount and hedging obligations that will be rolled into the DIP Facilities and Exit Facilities shall receive cash on hand and proceeds from the Exit Facilities, and (b) claims arising under the Make Whole Amount shall receive participation in the Make Whole Exit Facility;

•	holders of claims arising under the DIP Letters of Credit (as defined in the RSA) shall receive participation in the Super Senior Exit Facility in an amount equal to each such holder’s claim arising under the DIP New Money Letters of Credit;

•	holders of DIP Cash Secured Letters of Credit (as defined in the RSA) shall receive participation in the Cash Secured Exit Facility in an amount equal to such holder’s DIP Cash Secured LC Facility;

•	holders of claims arising under the (i) Barclays Sidecar, (ii) the 2023 LC Facility, (iii) the Revolving Credit Facility and (iv) the Lloyd’s Facility shall participate in the Roll-Off LC Exit Facility or receive their pro rata share of the Secured Creditor Funded Debt Distribution (as defined in the RSA), depending upon the nature of such claim;

•	holders of claims arising under the Term Loan Facility and Credit Agreement Hedging Claims (as defined in the RSA) other than hedging obligations that will be rolled into the DIP Facilities and the Exit Facilities shall receive their pro rata share of the Secured Creditor Funded Debt Distribution;

•	holders of claims arising under the Senior Notes shall receive their pro rata share of (i) 6% of the new equity interests in the reorganized Company, (the “New Common Stock”) plus additional shares of New Common Stock as a result of the Prepetition Funded Secured Claims Excess Cash Adjustment (as defined in the RSA), subject to dilution on account of the New Warrants, and the Management Incentive Plan (each as defined in the RSA); and (ii) the New Warrants;

•	holders of general unsecured claims shall either (i) have their claims reinstated or (ii) be paid in full in cash;

•	each existing equity interest in any of the Debtors other than the Company shall be reinstated or cancelled, released and extinguished without any distribution at the Debtors’ election and with the consent of the Required Consenting Lenders (as defined in the RSA); and

•	each existing equity interest in the Company shall be cancelled, released and extinguished without any distribution.

Share and Asset Purchase Agreement

On January 21, 2020, certain subsidiaries of the Company (collectively, the “Sellers”) entered into a share and asset purchase agreement (“Purchase Agreement”) with a buyer, Illuminate Buyer, LLC (the “Buyer”), pursuant to which the Buyer has agreed to purchase, subject to the terms and conditions contained therein, all of the equity interests in each of Lummus Technology LLC, McDermott Technology (2), B.V., and certain other affiliated entities and ventures, along with certain other assets which, collectively, constitute the “Technology Business.” Each of the Sellers is a debtor in the Chapter 11 cases.

The acquisition of the Technology Business pursuant to the Purchase Agreement is subject to approval of the Court and an auction to solicit higher or otherwise better bids. The Sellers will seek Court approval to declare the Buyer as the “stalking horse” bidder approximately 40 days after the commencement of the Chapter 11 cases. If the Debtors receive any bids that are higher or otherwise better, the Debtors expect to conduct an auction for the Technology Business approximately 45 days after the commencement of the Chapter 11 cases, or on such date as otherwise ordered by the Court. As the stalking horse bidder, the Buyer’s offer to purchase the Technology Business, as set forth in the Purchase Agreement, serves as the minimum or floor bid on which the Debtors, their creditors, suppliers, vendors, and other bidders may rely. Other interested bidders would be permitted to participate in the auction of the Technology Business if they submit qualifying offers that are higher or otherwise better than the stalking horse bid.

Under the terms of the Purchase Agreement, the Buyer has agreed, absent any higher or otherwise better bid, to acquire the Technology Business from the Sellers for $2.725 billion, subject to certain adjustments in accordance with the terms and conditions of the Purchase Agreement, plus the assumption of specified liabilities related to the Technology Business. Upon the execution of the Purchase Agreement, the Buyer is required to deposit into escrow an aggregate amount equal to $100 million, and is required to deposit in escrow an additional $100 million in the event the Buyer is the successful bidder at the auction (collectively, the “Deposit”), which Deposit will be credited to the purchase price on the completion of the acquisition of the Technology Business. If the Purchase Agreement is terminated, the Deposit will be returned to the Buyer unless the Buyer defaults under the Purchase Agreement, in which case the Deposit will be retained by the Sellers. If the Court approves the Purchase Agreement and the Sellers consummate an alternative sale of the Technology Business to any person other than the Buyer, the Sellers will pay to the Buyer a break-up fee equal to 3% of the purchase price and reimburse certain expenses associated with the negotiation, drafting, and execution of the Purchase Agreement.

The foregoing descriptions of the RSA and the Purchase Agreement are not complete and are qualified in their entirety by reference to the full text of the RSA and the Purchase Agreement, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention Bonus Award Agreements

As previously disclosed by the Company, the board of directors of the Company approved a form of Retention Bonus Award Agreement (the “Retention Bonus Award Agreement”) for David Dickson, President and Chief Executive Officer, and Samik Mukherjee, Group Senior Vice President, Projects, which provided for the payment of certain cash retention bonuses (each, a “Retention Bonus”). In accordance with the Retention Bonus Award Agreements, upon the Company’s good faith determination on January 17, 2020 that the Company was likely to commence a voluntary proceeding under Chapter 11 of title 11 of the United States Code, the unpaid portion of the Retention Bonus was paid immediately.

Item 7.01	Regulation FD Disclosure.

Press Release

On January 21, 2020, the Company issued a press release announcing the signing of the RSA and the solicitation of votes relating to the Prepackaged Plan, as described in Item 1.01. A copy of the press release is being furnished as Exhibit 99.1 and is incorporated into this Item 7.01 by reference. As described above, the Disclosure Statement was distributed to certain creditors of the Company on January 21, 2020. A copy of the Disclosure Statement is being furnished as Exhibit 99.2 and is incorporated into this Item 7.01 by reference. This Current Report on Form 8-K is not a solicitation of votes to accept or reject the Prepackaged Plan or an offer to sell securities of the Company. Any solicitation of votes or offer to sell or solicitation of an offer to buy any securities of the Company will be made only pursuant to and in accordance with the Disclosure Statement.

Cleansing Materials

Beginning in September 2019, the Company commenced discussions with certain holders of the Company’s Senior Notes, certain lenders under the Superpriority Credit Agreement, certain lenders under the Term Loan Facility and legal and financial advisors for such lenders and holders (the “Ad Hoc Group”) regarding the possibility of a potential financing, recapitalization, material sale of assets or equity of one of the Company’s subsidiaries, or alternative transactions for the Company.

The Company entered into confidentiality agreements (collectively, the “NDAs”) with certain members of the Ad Hoc Group. Pursuant to the NDAs, the Company agreed to publicly disclose certain information, including material non-public information disclosed to the Ad Hoc Group (the “Cleansing Material”) upon the occurrence of certain events set forth in the NDAs. Copies of the Cleansing Material, including (i) a strategic alternatives presentation and update on the Company’s Customer Assistance Plan and (ii) the Company’s 2020 Business Plan and accompanying supplemental materials are attached hereto as Exhibits 99.3 and 99.4, respectively.

The descriptions in this Form 8-K of the Cleansing Material do not purport to be complete and are qualified in their entirety by reference to the complete presentation of the Cleansing Material attached as Exhibits 99.3 and 99.4 hereto.

The information in the Cleansing Material is dependent upon assumptions with respect to commodity prices, development capital, operating expenses, backlog, availability and cost of capital and performance as set forth in the Cleansing Material. Any financial projections or forecasts included in the Cleansing Material were not prepared with a view toward public disclosure or compliance with the published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present the Company’s financial condition in accordance with accounting principles generally accepted in the United States. The Company’s independent accountants have not examined, compiled or otherwise applied procedures to the projections and, accordingly, do not express an opinion or any other form of assurance with respect to the projections. The inclusion of the projections herein should not be regarded as an indication that the Company or its representatives consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. Neither the Company nor any of its representatives has made or makes any representation to any person regarding the ultimate outcome of the Company’s proposed restructuring compared to the projections, and none of them undertakes any obligation to publicly update the projections to reflect circumstances existing after the date when the projections were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

The information included in this Form 8-K under Item 7.01 and Exhibits 99.1, 99.2, 99.3 and 99.4 attached hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that Section, unless the registrant specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit Number	Description

10.1

Restructuring Support Agreement, dated January 21, 2020 by and among the McDermott International, Inc., the debtor subsidiaries party thereto and a syndicate of lenders and letter of credit issuers (Incorporated by reference to Exhibit B of the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Affiliated Debtors dated January 21, 2020 filed as Exhibit 99.2 hereto).

10.2	Share and Asset Purchase Agreement, dated January 21, 2020, by and among MTA, MTUS, MTBV and J. Ray Holdings, Inc. and Illuminate Buyer, LLC.

99.1	Press Release, dated January 21, 2020.

99.2	Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of McDermott International, Inc. and its Affiliated Debtors dated January 21, 2020.

99.3	Project Sprint Lender Cleansing Materials.

99.4	Project Sprint 2020 Business Plan Cleansing Materials.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MCDERMOTT INTERNATIONAL, INC.

Dated: January 21, 2020

	By:	/s/ John M. Freeman
John M. Freeman Executive Vice President, Chief Legal Officer and Corporate Secretary